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                                                        EXHIBIT 11

           THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
             Computation of Earnings per Common Share
             (In thousands, except per share amounts)


                                                 Twelve Months Ended
                                                     December 31,
                                             ---------------------------
                                                1997      1996      1995
                                               -----     -----     -----
INCOME AVAILABLE TO COMMON SHARES:

BASIC
 Net income, as reported                    $705,473  $450,099  $521,209
 Adjusted for:
  PSOP preferred dividends
    declared (net of taxes)                   (8,645)   (8,664)   (8,582)
  Premium on preferred shares redeemed        (4,441)   (1,033)     (823)
                                             -------   -------   -------
    Net income available to common shares   $692,387  $440,402  $511,804
                                             =======   =======   =======

DILUTED
 Net income, as reported                    $705,473  $450,099  $521,209
 Adjusted for:
  Additional PSOP expense (net of taxes)
    due to assumed conversion of
    preferred stock                           (2,647)   (3,015)   (3,477)
  Dividends on monthly income preferred
    securities (net of taxes)                  8,073     8,073     5,046
  Premium on preferred shares redeemed        (4,441)   (1,033)     (823)
                                             -------   -------   -------
    Net income available to common shares   $706,458  $454,124  $521,955
                                             =======   =======   =======

WEIGHTED AVERAGE SHARES:

BASIC
 Common shares                                83,572    83,474    84,385
                                             =======   =======   =======

DILUTED
 Common shares                                83,572    83,474    84,385
 Adjusted for:
  Assumed conversion of preferred stock        3,894     3,969     4,027
  Assumed conversion of monthly income
    preferred securities                       3,509     3,509     2,211
  Outstanding stock options (based on
    treasury stock method using average
    market price during the period)            1,286       945     1,014
                                             -------   -------   -------
      Weighted average, as adjusted           92,261    91,897    91,637
                                             =======   =======   =======
EARNINGS PER COMMON SHARE:
  Basic                                        $8.28     $5.28     $6.07
                                             =======   =======   =======
  Diluted                                      $7.66     $4.94     $5.70
                                             =======   =======   =======